Exhibit 99.1

Adeona Pharmaceuticals Announces Fourth Quarter and
Year End 2008 Results

68% Reduction in Cash Used in Operations

Ann Arbor, Michigan, March 31, 2009 -- Adeona Pharmaceuticals, Inc. (AMEX: AEN), a specialty pharmaceutical company dedicated to the awareness, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population, today announced its results for its fourth quarter and year ended  December 31, 2008.

A conference call has been scheduled for 12:00noon EST on Wednesday April 1, 2009.  In order to participate in the conference call, please call toll free: (888) 487-0354 and international dial-in: (719) 457-2694 passcode 8404742.  A replay of the conference call will be archived for at least 15 days on Adeona’s website at www.adeonapharma.com.

Fourth quarter and recent highlights included:

•	68% decrease in cash used in operations during Q4 2008 vs. Q4 2007.

•	60% decrease in cash used in operations from Q1 2008 through Q4 2008.

•	$5.8 million in cash at year-end.

•	Focused development efforts on our Zinthionein™ product candidate ingredients (such as, zinc-monocysteine complex).

On March 29, 2009, Mr. Stergis, a resident of Coral Gables, FL resigned the position as Chief Executive Officer and remains the Company’s Vice Chairman of the Board.  Mr. Kanzer, a resident of Ann Arbor, MI and Chairman of the Board, has assumed the additional role of Chief Executive Officer and President of the Company.

Steve H. Kanzer, CPA, JD, Chairman of the Board, President & Chief Executive Officer of Adeona, commented, “During the fourth quarter, the company continued to reduce expenses permitting us the opportunity to now pursue our near-term product opportunities,” said Mr. Kanzer. “Having ended the year with approximately $5.8 million in cash and a substantially reduced burn rate, the board of directors is extremely grateful for the efforts of Nicholas Stergis and recognize the significant personal sacrifices he made to be away from his family while working on behalf of the company here in Ann Arbor.”

Nicholas Stergis, co-founder & Vice Chairman of the Board commented, “During my ten month tenure, I am proud of my many accomplishments as CEO for which I led the restructuring of our operations including a 70% reduction in operating expenses, resulting in a preservation of working capital during a critical time of the Company’s development.  I leave our management team with a strong balance sheet, extremely low burn rate and many late stage development programs with non-dilutive grant funding totaling over $5 million.”

Financial Results for Fourth Quarter and Year End 2008

The net loss applicable to common shareholders for the quarter ended December 31, 2008 was $915,150, or $0.04 per share as compared to a net loss applicable to common shareholders of $3,159,553 or $0.23 per share for the quarter ending December 31, 2007. Of the net loss applicable to common stockholders for the fourth quarter of 2008, $487,315 was attributable to research and development expenses and $432,781 was attributable to general and administrative expenses.

The net loss applicable to common shareholders for the year ended December 31, 2008 was $7,205,158, or $0.35 per share, compared to a net loss applicable to common shareholders of $22,302,155, or $1.27 per share, for the comparable period in 2007, representing a decrease of $15,096,997.  The decrease is primarily attributable to a non-cash charge of $12,409,722 taken during the first quarter of 2007 related to the acquisition of Effective Pharmaceuticals, Inc.  The total of the non-cash charge was reflected through equal and offsetting adjustments to additional paid-in-capital with no net impact on stockholders’ equity.  Research and development expenses decreased by $1,684,156 for the year ended December 31, 2008 as compared to the same period last year. The decrease relates to a decrease in salaries and payroll taxes of approximately $739,000, a decrease of approximately $684,000 associated with payments related to further the development of our licensed clinical drug candidates and a decrease in stock based compensation charges of approximately $214,000. General and administrative expenses decreased by $1,134,949 for the year ended December 31, 2008 as compared to the same period in 2007 which is primarily due to a decrease in stock-based compensation expense of approximately $952,000 and a decrease in salaries and payroll taxes of approximately $160,000.

At December 31, 2008, Adeona had cash of approximately $5.9 million, compared to approximately $11.5 million at December 31, 2007. The decrease of approximately $5.6 million during 2008 is attributable to net cash used in operations of approximately $4.9 million, and $900,000 that Adeona elected to use to repay its outstanding equipment notes payable in full. Cash utilized in operations for the quarter ended December 31, 2008 was approximately $770,000, which was attributable to net cash used in operations.

The Company implemented significant downsizing and cost saving measures announced March 11, 2008 in order to preserve our capital.  The Company is  able to realize the effects of the cost cutting measures through a decrease in operating expense of $2.2 million or 71% and a decrease in cash used in operations of approximately $1.1 million or 61% as compared to the first quarter of 2008 when the cost reductions were initiated.

About Adeona Pharmaceuticals, Inc.

Adeona Pharmaceuticals, Inc. (AMEX: AEN) is a specialty pharmaceutical company dedicated to the awareness, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population. Adeona believes that such conditions may contribute to the progression of important degenerative diseases, including, dry age-related macular degeneration (dry AMD), Alzheimer’s disease (AD) and mild cognitive impairment (MCI) in susceptible persons.  Adeona is also developing a number of late-stage clinical drug candidates for the treatment of rheumatoid arthritis and multiple sclerosis. For further information, please visit, www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events.  In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding designing additional clinical trials for oral dnaJP1, Zinthionein, flupirtine, or Trimesta. Adeona is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, regulatory limitations relating to the company’s ability promote or commercialize its products for awareness, prevention, diagnosis or treatment of subclinical zinc deficiency and chronic copper toxicity, to a lack of acceptance of Adeona's product candidates in the marketplace, a failure of the company to become or remain profitable, Adeona's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Adeona’s report on Form 10-K for the year ended December 31, 2008 and any other filings with the SEC.  No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Contact:

Steve H. Kanzer, CPA, JD
Chairman and Chief Executive Officer
(734) 332-7800 x39